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                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549
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                                    FORM 15

Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports
      Under Sections 13 and 15(d) of the Securities Exchange Act of 1934

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                        Commission File Number 0-26886

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                      OBJECTIVE SYSTEMS INTEGRATORS, INC.
            (Exact name of registrant as specified in its charter)

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                             101 Parkshore Drive,
                           Folsom, California 95630
                          Telephone: (916) 353-2400
(Address, including zip code, and telephone number, including area code, of registrant' s principal executive offices)

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                        Common Stock, par value $0.001
           (Title of each class of securities covered by this Form)

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                                     None
(Title of all other classes of securities for which a duty to file reports under
                       Secti on 13(a) or 15(d) remains)


Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

Rule 12g-4(a)(1)(i)  [x]   Rule 12g-4(a)(2)(ii) [_]    Rule 12h-3(b)(2)(i)  [_]
Rule 12g-4(a)(1)(ii) [_]   Rule 12h-3(b)(1)(i)  [x]    Rule 12h-3(b)(2)(ii) [_]
Rule 12g-4(a)(2)(i)  [_]   Rule 12h-3(b)(1)(ii) [_]    Rule 15d-6           [_]

Approximate number of holders of record as of the certification or notice date:
1


Pursuant to the requirements of the Securities Exchange Act of 1934, Objective Systems Integrators, Inc., has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date:  January 5, 2001

                                    By:  /s/ Marie Oh Huber
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                                    Name:  Marie Oh Huber
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                                    Title: Vice President, Assistant
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                                           General Counsel and Assistant
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                                           Secretary
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